EXHIBIT 3.2

[Reference Translation]

Rules and Regulations on Board of Directors

(Objectives)

Article 1    These regulations stipulate the matters relating to the operation and resolution of our Board of Directors.

1.	The matters on our Board of Directors shall comply the regulations set forth herein besides other provisions in laws and regulations as well as in the articles of incorporation.

(Constitution)

Article 2    Directors shall constitute Board of Directors.

(Attendees other than Directors)

Article 3    When the Board of Directors deems it necessary, it may require other persons besides Directors to attend Board of Directors and request their reporting and opinions.

(Type, Holding and Attending Method)

Article 4    Board of Directors shall be periodic Board of Directors and ad-hoc Board of Directors.

1.	Periodic Board of Directors shall be held once in three months in principle at the headquarters. However, it may be held in other places as needed.

2.	Ad-hoc Board of Directors shall be held as needed.

3.	A method of conference calls may be approved as a means to attend Board of Directors. However, it shall be limited to the case where same communication is ensured as Board of Directors is held and attendees gathered at the same place in reality.

(Convener)

Article 5    Representative Director shall convene Board of Directors in the order determined in advance in Board of Directors, unless otherwise provided for in laws and regulations.

1.	In case the Representative Director is prevented from discharging his functions, other director shall convene Board of Directors in the order specified in Articles of Incorporation Article 15, paragraph 2.

2.	Audit and supervisory committee member appointed by Audit and Supervisory Committee may convene Board of Directors even when the person is a director who is not a convener.

(Convocation Notice for Board of Directors)

Article  6    The convocation notice for Board of Directors shall be sent to each Director at least three days in advance of meetings. However, this period can be shortened in case of a necessary emergency.

1.	Board of Directors can be held without the convocation procedures when all Directors consent.

(Chairman)

Article 7    Representative Director shall assume Chairman of Board of Directors in accordance with an order set forth in Article 5-1.

1.	In case Representative Director is prevented from so doing, another Director shall act in the Chair’s place in accordance with an order previously set forth in Article 5-2.

(Matters to Be Resolved)

Article 8    Matters that require resolution in Board of Directors shall be as stipulated in Appendix chart 1.

(Matters to Be Reported)

Article 9    Matters to be reported to Board of Directors shall be as stipulated in Appendix chart 2.

1.	When a director or Accounting Auditor has notified all Directors and of a matter to be reported to Board of Directors, said matter shall not be required to be reported to Board of Directors. However, the reporting set forth in The Companies Act Article 363-2 shall not apply.

(Method for Resolution)

Article 10    A resolution of Board of Directors shall be adopted by a majority of Directors present when a majority of Directors who are entitled to exercise voting rights are present.

1.	Directors who have a special interest in the resolution under the preceding paragraph may not participate in the vote.

2.	Following method may be taken if unable to hold Board of Directors due to an urgent unavoidable reason.

(1)	In cases where Representative Director submits a proposal to a Director, if all Directors who are entitled to exercise voting rights manifest their intention to agree to such proposal in writing or by means of Electromagnetic Records, it shall be deemed that a resolution to approve such proposal at Board of Directors has been made.

(2)	Unless otherwise provided in the laws and regulations as well as in the articles of incorporation, Representative Director may handle the matter. However, Representative Director must report such case to Board of Directors after the fact without delay and gain their approval.

(Minutes)

Article 11    The outline of proceedings and results of Board of Directors and other items required by laws and ordinances shall be recorded in the minutes and the Directors in attendance shall sign or affix their personal seal or a digital signature to the minutes.

1.	As stated in the previous Article 3-1, when a matter deemed to have been resolved in Board of Directors, the descriptions of the matter deemed to have been resolved and items required by laws and ordinances shall be recorded in the minutes.

2.	When a matter is determined not to be required to report to Board of Directors according to Article 9-2, the matter and items required by laws and ordinances shall be recorded in the minutes.

(Supplementary Provisions)

25.	Execution of amendments to the regulations take effect on March 23, 2016.

Appendix chart 1

1.	Matters on Management policies, targets & strategies in Coca-Cola West Group

(1)	Decision for three-year management basic policies and three-year management plan

(2)	Decision for and changes to BP policies for the following year and BP for the following year (except for monthly budget)

(3)	Transfer and Acquisition of businesses

(4)	Launch of a new business and abolishment of an existing business

(5)	Decision for the Basic Policy for Internal Control System

2.	Matters on management organization, management and executive officers

(1)	Decision for matters in running Board of Directors

(2)	Appointment and removal of Representative Directors

(3)	Decision for managing director in charge

(4)	Appointment and removal/promotion of Group Corporate Officers

(5)	Revisions to Rules and Regulations on Board of Directors

3.	Matters on shareholders and shares

(1)	Convocation and decisions for matters on the operation of General Meeting of Shareholders

(2)	Setting of Demand Record Date

(3)	Abolishment of Share Unit and prescription of the size as well as associated changes to Articles of Incorporation

(4)	Acquisition of Own Shares

(5)	Subscription Requirements on issue of new shares or disposition of treasury stock

(6)	Subscription Requirements on issuance of stock option

(7)	Allotment of Share Options without Contribution

(8)	Retirement of treasury stock

(9)	Share Split and associated changes to Articles of Incorporation

(10)	Allotment of Shares without Contribution

(11)	Approval of financial statements and business reports as well as annexed detailed statements thereof

(12)	Approval of consolidated and temporary financial statements

(13)	Interim dividends

(14)	Issue of corporate bonds and bonds with stock acquisition rights

(15)	Decision for establishment and abolishment and administrative office of Administrator of Shareholder Registry

(16)	Revisions to Rules and Regulations on Share Handling

4.	Matters on Corporate Assets

(1)	Decision for acquisition and disposal of assets

①	Acquisition and disposal of assets above five billion JPY per deal

②	Setting of acquisition limits for marketable securities above five billion JPY

(2)	Decision for loans, financing and guarantee of obligation

①	Long-term loans (over one year) above five billion JPY

②	Short-term loans of working capital beyond limit above five billion JPY

③	Long-term financing (over one year) to a subsidiary and guarantee of obligation above five billion JPY per project

④	Short-term loans of working capital to subsidiaries beyond limit above five billion JPY

⑤	Financing and guarantee of obligation to Coca-Cola bottler joint venture (CCIBS, CCBSC, CCCMC, FVC) above 2.5 billion JPY per project

⑥	Financing and guarantee of obligation to companies other than subsidiaries (excl. Coca-Cola bottler joint venture (CCIBS, CCBSC, CCCMC, FVC)) above 100 MM JPY per project

(3)	Decision for cost expenditures

①	Donation above 50 MM JPY per project

②	Membership above 50 MM JPY per organization

5.	Other

(1)	Decision for directors’ self-dealings and competitive transactions

(2)	Decision for corporate restructuring (M&A, stock exchange, company split, company establishment or consolidations) targeting CCW

(3)	Decision for corporate restructuring (M&A, stock exchange, company split, company establishment or consolidations) targeting group companies (that require approval in General Meeting of Shareholders)

(4)	Conclusion of important contracts such as bottler agreements and the ones associated thereof

(5)	Matters authorized in Articles of Incorporation by resolution in General Meeting of Shareholders

(6)	Assumption of Internal board member as Representative of a company in the Coca-Cola system

(7)	Assumption of Internal board member as Representative of other companies or organizations outside Coca-Cola system

(8)	Other decisions on important operation executions and statutory matters

(9)	Other matters deemed necessary in Board of Directors

Appendix chart 2

1.	Execution status and the results of matters resolved in Board of Directors

2.	Corporate overview

3.	Directors’ approval matters

4.	Important matters among those subject to approval of Group Corporate Officer

5.	P/L and financial status

6.	Important facts when competitive transactions and self-dealings are carried out

7.	Other particularly important matters to be reported

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